SPARK ENERGY, INC. ANNOUNCES CLOSING OF OASIS ENERGY TRANSACTION
HOUSTON, August 4, 2015 – Spark Energy, Inc. (NASDAQ: SPKE), a Delaware corporation ("Spark"), announced today it has closed its previously announced acquisition of Oasis Energy. A retail energy company with approximately 40,000 natural gas and electricity customers in six states, Oasis Energy brings seven new utilities to Spark, providing additional organic growth opportunities.
The purchase price is $20.0 million, subject to working capital adjustments. As part of the transaction, the Company has issued a $5.0 million convertible subordinated note with a term of five years and an annual interest rate of 5% to the seller, an affiliate of Spark’s founder and majority shareholder. The convertible subordinated note is convertible into shares of Class B common stock at a conversion price of $14.00 following an 18-month holding period.
A special committee of the Board of Directors, consisting solely of independent directors, approved this transaction, which is part of Spark’s strategy to accelerate the growth of its customer base through acquisitions with the help of its founder. Management believes that the acquisition will immediately be accretive to Spark’s Adjusted EBITDA and will further secure Spark’s dividend. Spark intends to operate the business as a standalone brand given Oasis’s proven ability to realize strong gross margins through pricing and product mix.
“We are very excited to have closed the Oasis Energy transaction,” said Nathan Kroeker, Spark Energy, Inc.’s President and Chief Executive Officer. “In addition to purchasing a strong customer portfolio, we are also receiving the benefit of a solid brand, established vendor relationships, and the ability to grow in several new markets as we expand our footprint.”
Conference Call and Webcast
Spark will host a conference call to discuss Second Quarter 2015 financial results on Thursday, August 13, 2015 at 10:00 AM Central Time (11:00 AM Eastern).
A live webcast of the conference call can be accessed from the Events & Presentations page of the Spark Energy Investor Relations website at http://ir.sparkenergy.com/events.cfm. An archived replay of the webcast will be available for twelve months following the live presentation.
About Spark Energy, Inc.
Spark Energy, Inc. is an established and growing independent retail energy services company founded in 1999 that provides residential and commercial customers in competitive markets across the United States with an alternative choice for their natural gas and electricity. Headquartered in Houston, Texas, Spark currently operates in 16 states and serves 66 utility territories. Spark offers its customers a variety of product and service choices, including stable and predictable energy costs and green product alternatives.
Contact: Spark Energy, Inc.
Investors:
Andy Davis, 832-200-3727
Media:
Jenn Korell, 281-833-4151